                                                     Registration No. 33- ______

   As filed with the Securities and Exchange Commission on December 12, 1996
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ______________________

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           FIDELITY BANKSHARES, INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

         Delaware                       6120              To be applied for
-------------------------------   ----------------     ----------------------
(State or other jurisdiction of   (Primary SIC No.)       (I.R.S. Employer
incorporation or organization)                         Identification Number)

                               218 Datura Street
                        West Palm Beach, Florida 33401
                                (407) 659-9800
    -----------------------------------------------------------------------
    (Address, including Zip Code, and telephone number, including area code of Registrant's principal executive offices)

                                Eric Luse, Esq.
                               Alan Schick, Esq.
                      Luse Lehman Gorman Pomerenk & Schick
                           A Professional Corporation
                          5335 Wisconsin Avenue, N.W.
                                   Suite 400
                             Washington, D.C. 20015
                                 (202) 274-2000
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
       As soon as practicable after receipt of all regulatory approvals.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

=====================================================================================================
                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Title of each class of     Amount to        Proposed maximum          Proposed          Amount of
  securities to be             be       offering price per unit       maximum       registration fee
     registered            registered                              offering price
-----------------------------------------------------------------------------------------------------
    Common Stock,           3,202,689          $17.50/(1)/           $56,847,730          $17,230
   $.10 par value             shares
-----------------------------------------------------------------------------------------------------
    Common Stock,            222,533           $ 9.09/(2)/           $ 2,022,825            $620
   $.10 par value             shares
-----------------------------------------------------------------------------------------------------
                                                                        Total Fee Paid     $17,850
=====================================================================================================

/(1)/Pursuant to Rule 457(c), the registration fee is based upon the average of the high and low prices for the Fidelity Federal Savings Bank of Florida as of December 10, 1996.

/(2)/Represents shares underlying options. Such options have an exercise price of $9.09 per share.

                                                             __________ __, 1997

Dear Stockholder:

     A Special Meeting of Stockholders (the "Special Meeting") of Fidelity Federal Savings Bank of Florida (the "Bank") will be held at
_______________________, _______________________, _____________, Florida, on
January 21, 1997 at __:__ __.m.,  local time.

     The attached Notice of Special Meeting and Prospectus/Proxy Statement describe the formal business to be transacted at the Special Meeting. Stockholders will vote upon a proposal to approve an Agreement and Plan of Reorganization (the "Plan of Reorganization") which provides for the establishment of Fidelity Bankshares, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank. The Stock Holding Company will be majority owned by Fidelity Bankshares, M.H.C. (the "Mutual Holding Company"). Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly-owned subsidiary of the Stock Holding Company, which will become a majority-owned subsidiary of the Mutual Holding Company, and (ii) each outstanding share of common stock, par value $1.00 per share, of the Bank will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company. Accordingly, after the Reorganization each stockholder of the Bank will have the same ownership interest in the Stock Holding Company immediately after the Reorganization as such stockholder had in the Bank immediately prior to the Reorganization.

     Management believes that the establishment of the Stock Holding Company will be in the best interests of stockholders because it will permit the Bank, through the Stock Holding Company, to have substantially the same benefits available to other savings associations in a stock holding company structure. These include the ability to facilitate acquisitions of other financial institutions, to repurchase common stock as market conditions permit, and to diversify holding company operations. Directors and officers of the Bank will be present to respond to any questions that our stockholders may have.

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Special Meeting. This will save the Bank added expense and will not prevent you from voting in person. It will also assure that your vote is counted if you are unable to attend the Special Meeting.

                                  Sincerely,



                                  Vince A. Elhilow
                                  President and Chief Executive Officer

--------------------------------------------------------------------------------
                   FIDELITY FEDERAL SAVINGS BANK OF FLORIDA
                               218 DATURA STREET
                        WEST PALM BEACH, FLORIDA 33401
--------------------------------------------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON JANUARY 21, 1997

     A Special Meeting of Stockholders (the "Special Meeting") of Fidelity Federal Savings Bank of Florida (the "Bank") will be held at
_______________________, _______________________, _____________, Florida, on
January 21, 1997, at __:__ .m., local time.

     The Special Meeting is for the following purpose which is more completely described in the accompanying Prospectus/Proxy Statement:

1. The approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") providing for the establishment of Fidelity Bankshares, Inc. (the "Stock Holding Company") as a stock holding company parent of the Bank which stock holding company will be majority-owned by Fidelity Bankshares, M.H.C. (the "Mutual Holding Company"), the Bank's mutual holding company. Pursuant to the Plan of Reorganization: (i) the Bank will become a wholly-owned subsidiary of the Stock Holding Company which will become a majority-owned subsidiary of the Mutual Holding Company, and
     (ii) each outstanding share of common stock, par value $1.00 per share, of the Bank will be converted into one share of common stock, par value $.10 per share, of the Stock Holding Company.

     The Board of Directors is not aware of any other business to come before the Special Meeting.

     Any action may be taken on the foregoing proposal at the Special Meeting or any adjournments thereof. Stockholders of record at the close of business on December 23, 1996, are the stockholders entitled to vote at the Special Meeting and any adjournment thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Vince A. Elhilow
                              President and Chief Executive Officer
West Palm Beach, Florida
January 7, 1997

     YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED PROXY WHICH IS SOLICITED BY THE BOARD OF DIRECTORS AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON.

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                   FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

                    PROSPECTUS/PROXY STATEMENT FOR SPECIAL
                            MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------
                           PROSPECTUS/PROXY STATEMENT
--------------------------------------------------------------------------------

     This Prospectus/Proxy Statement is being furnished to the holders of common stock of Fidelity Federal Savings Bank of Florida (the "Bank"), a federally-chartered stock savings bank, in connection with the solicitation of proxies by the Board of Directors of the Bank for use at a Special Meeting of Stockholders to be held at ___________________, Florida, on January 21, 1997. The accompanying Notice of Special Meeting and this Prospectus/Proxy Statement are first being mailed to stockholders on or about January 7, 1997.

     THE COMMON STOCK OF FIDELITY BANKSHARES, INC. (THE "STOCK HOLDING COMPANY") HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY STATE SECURITIES AUTHORITY. NOR HAS ANY SUCH COMMISSION, OFFICE OR AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A FEDERAL OFFENSE.

     THE BANK'S MUTUAL HOLDING COMPANY, FIDELITY BANKSHARES, M.H.C., BENEFICIALLY OWNS A MAJORITY OF THE SHARES OUTSTANDING AND ENTITLED TO VOTE ON THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION, AND IT INTENDS TO VOTE ITS SHARES IN FAVOR OF THE PROPOSAL. CONSEQUENTLY, APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION TO ESTABLISH A STOCK HOLDING COMPANY IS ASSURED.

     THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The Bank currently files periodic reports and proxy materials in accordance with the reporting requirements of the Securities Exchange Act of 1934, as administered by the Office of Thrift Supervision (the "OTS"). Upon completion of the transactions described herein, the Stock Holding Company will register its Common Stock with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 ("Exchange Act") and the Stock Holding Company will comply with the periodic reporting requirements and proxy solicitation requirements imposed pursuant to Section 12(g) of the Exchange Act.

--------------------------------------------------------------------------------
                              SUMMARY INFORMATION
                                      ON
                  PROPOSED FORMATION OF STOCK HOLDING COMPANY
--------------------------------------------------------------------------------

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT UNDER "PROPOSED FORMATION OF STOCK HOLDING COMPANY", AND EXHIBITS A AND B ATTACHED HERETO.

GENERAL

     The formation of a stock holding company will be accomplished under an Agreement and Plan of Reorganization dated April 25, 1996 (the "Plan of Reorganization"), pursuant to which the Bank will become a wholly owned subsidiary of Fidelity Bankshares, Inc. (the "Stock Holding Company"), a newly formed Delaware stock corporation which will be majority owned by Fidelity Bankshares, M.H.C. (the "Mutual Holding Company"). Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of the Bank common stock, par value $1.00 per share ("Bank Common Stock"), will be converted into one share of common stock of the Stock Holding Company, par value $.10 per share ("Holding Company Common Stock"), and the holders of Bank Common Stock will become the holders of all of the outstanding shares of Holding Company Common Stock. Accordingly, as a result of the Reorganization, the owners of Bank Common Stock other than the Mutual Holding Company (the "Minority Stockholders"), will become minority stockholders of the Stock Holding Company. The Stock Holding Company was incorporated in April 1996 solely for the purpose of becoming a savings and loan holding company and has no prior operating history. The Reorganization will have no impact on the operations of the Bank and the Mutual Holding Company. The Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization. The Mutual Holding Company owns 52.7% of the outstanding shares of the Bank Common Stock entitled to vote. The balance of Bank Common Stock is owned by the Minority Stockholders consisting of employees, officers, directors, the Bank's employee stock benefit plans, and the public. The Mutual Holding Company intends to vote its shares in favor of the Plan of Reorganization. Consequently stockholder approval of the Plan of Reorganization is assured.

REASONS FOR THE HOLDING COMPANY REORGANIZATION

     The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of stockholders and will offer greater flexibility to repurchase common stock, make investments and undertake acquisitions than is currently available to the Bank in its existing mutual holding company structure. See "Proposed Formation of Stock Holding Company--OTS Policy Regarding Two-Tier Mutual Holding Companies."

     The Reorganization will enable the Stock Holding Company to repurchase Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance stockholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Recent changes in the federal tax laws generally require that thrift institutions pay the tax on their excess bad debt reserves accumulated for tax purposes since 1987, but exempt from taxation the pre-1988 tax bad debt reserves for thrift institutions that have used the percentage of taxable income method for computing bad debt reserves. However, certain distributions and redemptions, such as stock repurchases, are not exempt and are subject to taxation. Accordingly, if the Bank were to repurchase any of its outstanding common stock, it would cause recapture of all or part of its pre-1988 excess tax

                                     (ii)
bad debt reserves. The Stock Holding Company, however, will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves.

     The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. As a result, the Mutual Holding Company may not make investments, conduct business activities or acquire a controlling interest in other financial institutions in a way that benefits Minority Stockholders and the Mutual Holding Company in proportion to their respective stock ownership interests in the Bank, since Minority Stockholders would have no direct interest in such other business entity or financial institution. Upon consummation of the Reorganization, the Stock Holding Company will be able to make investments and acquisitions for the benefit of the Mutual Holding Company and Minority Stockholders in proportion to their stock ownership interests.

     The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Bank has organized the Stock Holding Company as a wholly-owned subsidiary; (ii) the Stock Holding Company will organize an interim federal stock savings bank ("Interim Federal") as a wholly-owned subsidiary; (iii) Interim Federal will merge into the Bank, with the Bank as the surviving corporation; (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of Bank Common Stock will be canceled, all of the issued and outstanding shares of Bank Common Stock held by the Bank shareholders will be converted by operation of law into Holding Company Common Stock, and all of the issued and outstanding shares of Interim Federal, which are held by the Stock Holding Company, will automatically be converted by operation of law into an equal number of shares of common stock of the Bank. As a result of steps (i) through (iii) above, the Bank will become the wholly-owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority-owned subsidiary of the Mutual Holding Company, and Minority Stockholders will become minority stockholders of the Stock Holding Company. The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to approximately $100,000, subject to the approval of the OTS.

     The following diagram sets forth the Bank's current mutual holding company structure:

         ---------------------------
             Fidelity Bankshares,
             M.H.C.
         ---------------------------
                          52.7% of Bank
                          Common Stock
          ---------------------                     ------------------
             Fidelity Federal      47.3% of Bank        Minority
             Savings Bank of       Common Stock       Stockholders
                 Florida
          --------------------                      ------------------

                                     (iii)

     The following diagram sets forth the Bank's proposed mutual holding company structure following completion of the Reorganization:

         ---------------------------
             Fidelity Bankshares,
                    M.H.C.
         ---------------------------
                          52.7% of Holding Company
                          Common Stock
        ------------------------                       --------------
           Fidelity Bankshares,    47.3% of Holding       Minority
                    Inc.           Company Common       Stockholders
                                   Stock
        -----------------------                       ---------------
                            100% Owned
        -----------------------
         Fidelity federal
         Savings Bank of
             Florida
        -----------------------


MARKET FOR COMMON STOCK

     The Bank Common Stock is currently listed on the Nasdaq National Market under the symbol "FFFL." At September 30, 1996 the Bank had eight market makers and 945 stockholders of record. Following completion of the Reorganization the Stock Holding Company Common Stock will be listed on the Nasdaq National Market under the same symbol. See "Market for Common Stock."

DIVIDENDS

     To date, the Bank has paid cash dividends on a quarterly basis. Although the Stock Holding Company expects to continue to pay cash dividends on the same basis as the Bank, its principal source of income initially will consist of dividends from the Bank. The payment of such dividends will depend on a number of factors, including the Bank's results of operations, financial, regulatory and tax considerations as well as general economic conditions. In addition, the Stock Holding Company's ability to pay dividends is subject to limitations under Delaware law. For further information regarding the Bank's dividend policy and the expected dividend policy of the Stock Holding Company, see "Dividend Policy" and "Proposed Formation of Stock Holding Company--Regulation of the Stock Holding Company."

WAIVER OF DIVIDENDS BY MUTUAL HOLDING COMPANY

     The Reorganization is not expected to have an impact on the dividend waiver policy of the Mutual Holding Company, which is expected to continue to waive the receipt of cash dividends declared by the Bank, subject to OTS approval, to the extent that the Mutual Holding Company does not have a business need for such dividends. Accordingly, while it is the current intention of the Mutual Holding Company to continue to waive the right to receive dividends, it may determine to accept such dividends in the future.

                                     (iv)

     Under OTS policy, if the Mutual Holding Company waives the right to receive cash dividends from the Stock Holding Company, the amount of the waived dividend is considered a restriction on retained earnings for financial statement purposes, and in the event the Mutual Holding Company converts to stock form, the conversion appraisal submitted in connection with the conversion application must take into account the aggregate amount of the dividends waived by the Mutual Holding Company. Since the Mutual Holding Company was formed prior to February 1, 1995, OTS policy provides that no dilution of Minority Stockholders' ownership interest would occur as a result of dividends waived by the Mutual Holding Company unless the dividends paid to Minority Stockholders are significantly in excess of the amount of dividends paid by comparable institutions. See "Dividend Policy" and "Proposed Formation of Stock Holding Company - Regulation of Stock Holding Company."

DISSENTERS' RIGHTS

     Stockholders of the Bank will not be entitled to dissenters' rights of appraisal in connection with the Reorganization. See "Proposed Formation of Stock Holding Company--Rights of Dissenting Stockholders."

MANAGEMENT OF THE STOCK HOLDING COMPANY

     The Board of Directors of the Stock Holding Company presently consists of, and upon the completion of the Reorganization is expected to consist of, all of the present directors of the Bank. The executive officers of the Stock Holding Company will consist of those persons now serving as executive officers of the Bank. See "Management of the Bank" and "Proposed Formation of Stock Holding Company--Management of the Stock Holding Company."

TAX CONSEQUENCES

     Consummation of the Reorganization is expressly conditioned upon receipt by the Bank of an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., that, among other things, the Reorganization will be treated as a non-taxable transaction to the Bank, the Stock Holding Company, the Mutual Holding Company and the stockholders of the Bank. This opinion will not be binding on the Internal Revenue Service. Each holder of Bank Common Stock should consult his or her own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder. See "Proposed Formation of Stock Holding Company--Tax Consequences."

CONDITIONS TO THE REORGANIZATION

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; (iii) approval of the Reorganization by the OTS; and (iv) registration of the Holding Company Common Stock to be issued in the Reorganization under the Securities Exchange Act of 1934 and the compliance by the Stock Holding Company with all applicable state securities laws relating to the issuance of the Holding Company Common Stock. The Stock Holding Company's Common Stock will be registered with the SEC under the Securities Act of 1933. The Mutual Holding Company owns 52.7% of the outstanding shares of Bank Common Stock, and intends to vote such shares in favor of the Reorganization.

                                      (v)

     The Stock Holding Company has filed an application with the OTS to acquire control of the Bank. The OTS approved the Holding Company Application pursuant to an approval order dated November 18, 1996 (the "OTS Order"). See "Proposed Formation of Stock Holding Company--OTS Policy Regarding Two-Tier Mutual Holding Companies."

COMPARISON OF STOCKHOLDERS' RIGHTS

     As a result of the Reorganization, holders of the Bank Common Stock, whose rights are presently governed by federal law and regulations and the Bank's federal stock Charter and Bylaws, will become stockholders of the Stock Holding Company. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of the Stock Holding Company. Certain changes in stockholders' rights arise from this change of governing law, as well as from distinctions between the Charter and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Stock Holding Company. See "Proposed Stock Holding Company Formation--Comparison of Stockholders' Rights."

     The Stock Holding Company's Certificate of Incorporation contains provisions: limiting the liability of directors and officers of the Stock Holding Company for certain breaches of fiduciary duty; eliminating cumulative voting for the election of directors; indemnifying directors and officers in certain proceedings against them; providing for staggered terms of directors; and providing a supermajority vote requirement in order to remove a director. Such provisions may have the effect of protecting the management of the Stock Holding Company against attempts to change or replace it. Directors and officers of the Bank thus have a personal interest in the completion of the Reorganization. See "Proposed Stock Holding Company Formation--Management of the Stock Holding Company--Indemnification of Officers and Directors and Limitation of Liability" and "--Comparison of Stockholder Rights and Certain Anti-Takeover Provisions."

RECOMMENDATION

     The Board of Directors of the Bank believes that the Reorganization will enhance the ability of the Bank and the Stock Holding Company to undertake mergers and acquisitions, enable the Stock Holding Company to repurchase common stock as market conditions permit, and provide the Stock Holding Company greater flexibility to diversify its business activities. THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

                                     (vi)

--------------------------------------------------------------------------------
                   FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

                               218 DATURA STREET
                           WEST PALM BEACH, FLORIDA
                                (407) 659-9900


                        SPECIAL MEETING OF STOCKHOLDERS
                               JANUARY 21, 1997
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                 INTRODUCTION
--------------------------------------------------------------------------------

     This Prospectus/Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Fidelity Federal Savings Bank of Florida (the "Bank") for a Special Meeting of Stockholders of the Bank (the "Special Meeting") to be held at _______________________,
_______________________, West Palm Beach, Florida on January 21, 1997, at
__:__ _.m., local time. The accompanying Notice of Special Meeting and this Prospectus/Proxy Statement, together with the enclosed proxy card, are first being mailed to stockholders on or about January 7, 1997.

--------------------------------------------------------------------------------
                            REVOCABILITY OF PROXIES
--------------------------------------------------------------------------------

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Special Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Bank will be voted in accordance with the directions given thereon. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE PROPOSAL SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT FOR CONSIDERATION AT THE SPECIAL MEETING.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Bank, Patricia C. Clager, at the address of the Bank shown above or by voting a later dated proxy. The presence at the Special Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Special Meeting or delivers a later dated proxy or a written revocation to the Secretary of the Bank prior to the voting of such proxy.

--------------------------------------------------------------------------------
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

     Holders of record of Bank Common Stock as of the close of business on December 23, 1996 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Bank had 6,720,821 shares of Bank Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Bank Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Broker non-votes will not be counted as shares present and entitled to vote. Approval of the Proposal requires the vote of a majority of the outstanding shares of Bank Common Stock. Consequently, broker non-votes will have the same effect as a vote against Proposal. The Mutual Holding Company owns 3,542,000 shares, or 52.7% of the outstanding Bank Common Stock, and intends to vote such shares in favor of the
Plan of Reorganization.   Consequently approval of the Plan of Reorganization is
assured.

     Persons and groups who beneficially own in excess of five percent of the Bank Common Stock are required to file certain reports with the OTS regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of Bank Common Stock beneficially owned by named executive officers individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than 5% of the outstanding shares of Bank Common Stock on the Record Date.

                                                AMOUNT OF SHARES
                                                OWNED AND NATURE  PERCENT OF SHARES
      NAME AND ADDRESS OF                        OF BENEFICIAL      OF BANK COMMON
        BENEFICIAL OWNER                           OWNERSHIP      STOCK OUTSTANDING
      -------------------                       ----------------  -----------------
Fidelity Bankshares, M.H.C.                         3,542,000           52.52%
218 Datura Street
West Palm Beach, Florida  33401

Named Executive Officers: (1)

Vince A. Elhilow (2)
  President and Chief Executive Officer               122,860            1.82%

Richard D. Aldred (3)
  Executive Vice President--Finance                    30,068             .45%

J. Robert McDonald (4)
  Executive Vice President--Appraisal                  46,782             .69%

Joseph C. Bova (5)
  Executive Vice President--Lending Operations         25,381             .38%

Robert L. Fugate (6)
  Executive Vice President--Banking Operations         33,928             .50%

Christopher H. Cook (7)
  Senior Vice President and Corporate Counsel          17,013             .25%

All named executive officers and directors
 as a group (11 persons) (8)                          486,927            7.22%

_________________________

(1) The Bank's executive officers and directors are also executive officers and directors of the Mutual Holding Company. The address of each named executive officer is 218 Datura Street, West Palm Beach, Florida 33401.

(2) Includes 14,820 shares of Bank Common Stock subject to options pursuant to the Fidelity Federal Savings Bank of Florida 1994 Stock Option Plan (the "Stock Option Plan") that may be exercised within 60 days of the Record Date and 28,809 shares held by the Fidelity Federal Savings Bank of Florida Senior Management Performance Incentive Award Plan (the "Management Performance Plan"). Includes 21,120 shares awarded to the executive under the Fidelity Federal Savings Bank of Florida Recognition and Retention Plan for Employees (the "Employee Recognition Plan") which shares vest ratably over a three year period from the date of the award. Includes 1,572 shares allocated under the Bank's ESOP. Includes 10,470 shares held under the Savings Plan for Employees for the benefit of Mr. Elhilow.

(3) Includes 4,862 shares of Bank Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 7,295 shares held by the Management Performance Plan. Includes 8,195 shares awarded to the executive under the Employee Recognition Plan which shares vest ratably over a three year period from the date of the award. Includes 1,500 shares allocated under the Bank's ESOP. Includes 2,912 shares held under the Savings Plan for Employees for the benefit of Mr. Aldred.

(4) Includes 3,184 shares of Bank Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 18,243 shares held by the Management Performance Plan. Includes 9,515 shares awarded to the executive under the Employee Recognition Plan which shares vest ratably over a three year period from the date of the award. Includes 1,384 shares allocated under the Bank's ESOP. Includes 7,179 shares held under the Savings Plan for Employees for the benefit of Mr. McDonald.

(5) Includes 7,293 shares of Bank Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 7,820 shares held by the Management Performance Plan. Includes 8,195 shares awarded to the executive under the Employee Recognition Plan which shares vest ratably over a three year period from the date of the award. Includes 1,455 shares allocated under the Bank's ESOP. Includes 3,351 shares held under the Savings Plan for Employees for the benefit of Mr. Bova.

(6) Includes 2,431 shares of Bank Common Stock subject to options pursuant to the Stock Option Plan that may be exercised within 60 days of the Record Date and 7,819 shares held by the Management Performance Plan. Includes 8,195 shares awarded to the executive under the Employee Recognition Plan which shares vest ratably over a three year period from the date of the award. Includes 1,346 shares allocated under the Bank's ESOP. Includes 7,397 shares held under the Savings Plan for Employees for the benefit of Mr. Fugate.

(7) Includes 11,380 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors Plan and 4,510 shares awarded subject to restrictions, pursuant to the Directors Recognition Plan.

(8) Unless otherwise indicated, includes shares held directly by the individuals as well as by spouses, in trust, and other indirect forms of ownership over which shares the individuals effectively exercise sole or shared voting and investment power. Includes 75,900 shares of Bank Common Stock which outside directors of the Bank have the right to acquire within 60 days of the Record Date pursuant to the exercise of stock options granted under the Bank's Stock Option Plan for Outside Directors (the "Directors Plan"). Includes 34,980 shares awarded, subject to restrictions, pursuant to the Bank's Recognition and Retention Plan for Outside Directors (the "Directors' Recognition Plan") which shares vest ratably over a three-year period commencing one year from the date of award.

--------------------------------------------------------------------------------
                               MARKET INFORMATION
--------------------------------------------------------------------------------

     The Bank Common Stock is listed on the Nasdaq National Market under the symbol "FFFL." As of the Record Date, there were approximately 945 stockholders of record, and 6,744,689 shares outstanding, which includes shares held by the Mutual Holding Company.

     The following table sets forth market price and dividend information for the Bank Common Stock in each full quarterly period for the past two complete fiscal years and interim periods.

QUARTER ENDED    HIGH (1)  LOW (1)  DIVIDENDS (1)
-------------    --------  -------  -------------
1994
----
March 31.......   $13.41   $10.91       $.068
June 30........    13.41    10.68        .091
September 30...    13.64    12.73        .091
December 31....    13.52     9.09        .136

1995
----
March 31.......    11.82    10.23        .136
June 30........    11.36    10.45        .136
September 30...    14.55    11.02        .136
December 31....    17.00    14.09         .15

1996
----
March 31.......    16.50    13.25         .15
June 30........    14.25    13.25         .15
September 30...    15.50    13.00         .20

________________

(1) Adjusted to reflect a 10% stock dividend paid on November 30, 1995 to stockholders of record on November 15, 1995.

The last trade of the Bank Common Stock on April 25, 1996, the date immediately prior to the Bank's announcement of its intention to reorganize pursuant to the Plan of Reorganization, was at a price of $13.50 per share.

--------------------------------------------------------------------------------
                                DIVIDEND POLICY
--------------------------------------------------------------------------------

     The Bank has paid quarterly cash dividends every quarter since the completion of its mutual holding company reorganization and minority stock issuance in January 1994. It is the intention of the Stock Holding Company to continue to pay cash dividends. Dividends paid by the Stock Holding Company will be determined by the Stock Holding Company's Board of Directors and will be based upon its consolidated financial condition, results of operations, tax considerations, economic conditions, regulatory restrictions which affect the payment of dividends by the Bank to the Stock Holding Company, and other factors. There can be no assurance that dividends will be paid on the Common Sock or that, if paid, such dividends will not be reduced or eliminated in the future. See "Proposed Formation of Stock Holding Company--Comparison of Stockholder Rights and Certain Anti-Takeover Provisions--Payment of Dividends" for information regarding regulatory restrictions on the Bank's ability to pay dividends or make cash contributions to the Stock Holding Company.

     The Stock Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent upon the factors set forth above. The Stock Holding Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Stock Holding Company (the amount by which total assets exceed total liabilities) over its stated capital, or if there is no such excess, to its net profits for the current and/or immediately preceding year.

     In the past, the Mutual Holding Company has waived the receipt of cash dividends paid by the Bank, and expects to do so after the Reorganization. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of the receipt of dividends. Current, OTS policy is to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if: (i) the Mutual Holding Company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the Mutual Holding Company's members; (ii) for as long as the savings association subsidiary is controlled by the Mutual Holding Company, the dollar amount of dividends waived by the Mutual Holding Company is considered a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the Mutual Holding Company is available for declaration as a dividend solely to the Mutual Holding Company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the Mutual Holding Company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association (and the savings association's capital ratios adjusted accordingly) in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the Mutual Holding Company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the Mutual Holding Company.

     Current OTS policy generally requires that in the event of a conversion of a mutual holding company to stock form, the aggregate amount of waived dividends that inure to the benefit of minority stockholders be credited to the mutual holding company's ownership interest in the subsidiary savings association in determining the exchange ratio of the savings association shares for stock holding company shares. The effect of this policy may be to reduce the ownership interest of minority stockholders in the converted stock holding company in the event of a conversion of a mutual holding company to stock form. Mutual holding companies formed prior to February 1, 1995 are exempted from this policy with respect to both past and future waived dividends, provided the aggregate dividends paid by the savings association are not in the aggregate significantly greater than the amount of dividends paid by comparable institutions. The Mutual Holding Company was formed prior to February 1, 1995, and management does not believe the aggregate dividends paid by the Bank exceed the amount of dividends paid by the comparable savings association. Accordingly, management does not expect any reduction of Minority Stockholders' ownership interest in the Bank because of past or future waived dividends by the Mutual Holding Company in the event of a conversion of the Mutual Holding Company to stock form. While it is the current intention of the Mutual Holding Company to continue to waive its receipt of dividends, it may determine to accept such dividends in the future.


--------------------------------------------------------------------------------
                             MANAGEMENT OF THE BANK
--------------------------------------------------------------------------------

     The following table sets forth for each director and executive officer of the Bank such person's name, age (at September 30, 1996), occupation and position with the Bank. With respect to directors, additional information is provided regarding the year the director first became a director and the number of shares and percentage of the Bank Common Stock beneficially owned by each
director.   Unless otherwise noted, all directors and officers have held their position for at least five years.

                                                                                                Shares of Bank
                                                                                                 Common Stock
                                                                                                 Beneficially
                                      Positions Held            Director        Current Term     Owned on the       Percent
        Name                  Age      with the Bank            Since (1)        to Expire       Record Date        Of Class
        ----                  ---      --------------           ---------        ---------       -----------        --------
DIRECTORS
---------
Joseph B. Shearouse, Jr.       72   Chairman of the Board          1961             1999            84,270            1.25%
Vince A. Elhilow               56   President and Chief            1984             1997           122,860(3)         1.82%
                                    Executive Officer
Keith D. Beaty                 46   Director                       1992             1999            35,081(2)         *
F. Ted Brown, Jr.              67   Director                       1990             1998            38,974(6)         *
Christopher H. Cook            53   Senior Vice President,         1993             1998            15,596(7)         *
                                    Corporate Counsel and
                                    Director
Frederic T. DeHon              72   Director                       1978             1997            21,510(4)         *
Donald E. Warren, M.D.         69   Director                       1979             1997            31,060(5)         *

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
----------------------------------------

     Name                     Age         Position Held with the Bank
     ----                     ---         ---------------------------
Richard D. Aldred              52   Executive Vice President, Treasurer and Chief
                                    Financial Officer

Joseph C. Bova                 52   Executive Vice President and Lending Operations
                                    Manager

Robert L. Fugate               48   Executive Vice President and Banking Operations
                                    Manager

J. Robert McDonald             66   Executive Vice President of Bank, President, Fidelity
                                    Realty & Appraisal Services, Inc.

David R. Hochstetler           52   Senior Vice President, Director of Marketing and
                                    CRA Officer

Brian C. Mahoney               36   Senior Vice President and Controller

     Name                     Age         Position Held with the Bank
     ----                     ---         ---------------------------
Janice R. Newlands             48   Senior Vice President and Director of Human
                                    Resources

Shellie R. Schmidt             40   Senior Vice President and Banking Administrator

Joseph B. Shearouse, III       38   Senior Vice President and Senior Commercial/Real
                                    Estate Loan Officer

Kenneth B. Stone, Jr.          45   Senior Vice President and Loan Production Manager

Daniel F. Turk                 41   Senior Vice President and Property and Risk Manager

___________________________
*    Less than 1%.

(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.

(2) Includes 15,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan and 4,510 shares awarded, subject to restrictions, pursuant to the Directors' Recognition Plan.

(3) Includes 21,120 shares awarded, subject to restrictions, pursuant to the Employee Recognition Plan and 10,470 shares held in the Bank's Savings Plan for Employees for the benefit of Mr. Elhilow. Includes 699 shares held under the Bank's ESOP. Includes 28,808 shares held under the Bank's Management Performance Plan for Mr. Elhilow. Includes 7,230 shares subject to options that may be exercised within 60 days of Record Date.

(4) Includes 10,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan and 9,130 shares awarded, subject to restrictions, pursuant to the Directors' Recognition Plan.

(5) Includes 15,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan and 9,130 shares awarded, subject to restrictions, pursuant to the Directors' Recognition Plan.

(6) Includes 15,180 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan and 7,700 shares awarded, subject to restrictions, pursuant to the Directors' Recognition Plan.

(7) Includes 11,380 shares subject to options that may be exercised within 60 days of the Record Date granted pursuant to the Directors' Plan and 4,510 shares awarded, subject to restrictions, pursuant to the Directors' Recognition Plan.

     The principal occupation during the past five years of each director of the Bank is set forth below. All directors and executive officers have held their present positions for five years unless otherwise stated.

     JOSEPH B. SHEAROUSE, JR. is Chairman of the Board of Directors. Mr. Shearouse joined the Bank in 1954 and has held various positions in the Bank. Mr. Shearouse became Chairman of the Board in 1987 and was President of the Bank from 1974 to 1987. Mr. Shearouse has been a Director of the Bank since 1961. Mr. Shearouse retired as an active officer of the Bank on January 31, 1995, but has continued as Chairman of the Board.

     KEITH D. BEATY is the President and owner of Latham Manufacturing Co., a manufacturing company located in West Palm Beach. Mr. Beaty is also the President and Chief Executive Officer of Implant Innovations, Inc. a distributor of dental implants. Mr. Beaty has been a Director of the Bank since 1992.

     VINCE A. ELHILOW has been President of the Bank since 1987 and Chief Executive Officer since 1992. Prior to his appointment as President of the Bank, Mr. Elhilow was manager of the Mortgage Loan Department from 1973 to 1992 and Executive Vice President and Chief Operating Officer from 1981 to 1987. Mr. Elhilow joined the Bank in January 1963 and has been a Director since 1984.

     FREDERIC T. DEHON is a certified public accountant with the accounting firm of Holyfield Associates, P.A., which is located in West Palm Beach. Mr. DeHon has been a Director of the Bank since 1978.

     DONALD E. WARREN, M.D. is a physician who has practiced in West Palm Beach for over 36 years. He is associated with Intracoastal Health Systems. Dr. Warren has been a Director of the Bank since 1979.

     F. TED BROWN, JR. is the President of Ted Brown Real Estate, Inc., located in North Palm Beach. Mr. Brown has been a Director of the Bank since 1990.

     CHRISTOPHER H. COOK was employed by the Bank on February 1, 1996 as Senior Vice President and Corporate Counsel. Prior to February 1, 1996 he was the managing officer with the law firm of Brackett, Cook, Sned, Welch, Hewitt, D'Angio & Tucker, P.A., located in West Palm Beach. Mr. Cook has acted as general counsel to the Bank since 1988. Mr. Cook has been a Director of the Bank since 1993.

--------------------------------------------------------------------------------
                   TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------

     Until joining the Bank as Senior Vice President and Corporate Counsel in February 1996, Christopher Cook was the managing partner with the law firm of Brackett, Cook, Sned, Welch, Hewitt, D'Angio & Tucker, P.A. ("Brackett Cook"), located in West Palm Beach. Brackett Cook has rendered to the Bank a variety of legal services, primarily in connection with loans originated by the Bank. During the year ended December 31, 1995, Brackett Cook was paid by the Bank approximately $1,029,019 in fees for legal services rendered, consisting primarily of real estate closings. In addition, Brackett Cook leases office space at the Bank's main office. During the year ended December 31, 1995, the Bank received rental payments for this space in the amount of $81,616.

     Since 1989, federal law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Federal law also requires that loans to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) be approved in advance by a majority of the disinterested members of the Board of Directors.

     During the year ended December 31, 1995, the Bank had no loans outstanding in an amount in excess of $60,000 to directors or executive officers that were made on preferential terms.

--------------------------------------------------------------------------------
                  PROPOSED FORMATION OF STOCK HOLDING COMPANY
--------------------------------------------------------------------------------

SUMMARY

     The formation of the Stock Holding Company will be accomplished under the Plan of Reorganization, pursuant to which the Bank will become a wholly-owned subsidiary of the Stock Holding Company. Under the terms of the Plan of Reorganization, each outstanding share of Bank Common Stock will be converted into one share of Holding Company Common Stock and the holders of Bank Common Stock will become the holders of all of the outstanding Holding Company Common Stock. The Stock Holding Company was incorporated in April 1996, solely for the purpose of becoming a savings and loan holding company and has no prior operating history. Following the Reorganization, it is intended that the Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE STOCK HOLDING COMPANY REORGANIZATION

     The Board of Directors of the Bank believes that the formation of the Stock Holding Company as a subsidiary of the Mutual Holding Company will be in the best interests of stockholders and will offer greater operating flexibility than is currently available to the Bank in its existing mutual holding company structure. The Mutual Holding Company does not operate as a traditional holding company at the present time because it is a mutual organization and represents only the mutual ownership interest in the Bank. Establishing the Stock Holding Company as a subsidiary of the Mutual Holding Company will permit the Stock Holding Company to conduct activities and make investments for the benefit of all stockholders. It will also provide greater flexibility to structure and complete acquisitions of other financial institutions and to repurchase shares of Holding Company Common Stock as market conditions permit. See "Proposed Formation of Stock Holding Company--OTS Policy Regarding Two-Tier Mutual Holding Company."

     ENHANCED ABILITY TO INVEST THROUGH THE STOCK HOLDING COMPANY. Under the existing mutual holding company structure the Mutual Holding Company cannot make investments in other financial institutions or business enterprises for the benefit of all stockholders of the Bank, and the Bank itself is limited by law or regulation in its permissible investment activities. For example, if the Mutual Holding Company invests in 5% of the common stock of another bank or thrift holding company, any gain on such investment would accrue only to the Mutual Holding Company. The Reorganization will permit the entity that issues stock (i.e. the Stock Holding Company) to make investments, diversify business activities, or acquire other financial institutions, for the benefit of all stockholders. No specific investments, new business activities or acquisitions by the Stock Holding Company are planned at the present time.

     The Reorganization will also facilitate the approval and completion of mergers and acquisitions since the Stock Holding Company, acting as the sole stockholder of the Bank, will be able to approve mergers and acquisitions involving the Bank. This is consistent with the way other stock holding companies are able to approve mergers of their bank or savings institution subsidiaries.

     STOCK REPURCHASES. The Reorganization will enable the Stock Holding Company to repurchase Holding Company Common Stock which, particularly in recent years, has been an important, if not essential, means for banks and savings institutions to enhance shareholder value and invest capital resources. Historically, the Bank has used the percentage of taxable income method for establishing its bad debt reserves for tax purposes. Recent changes in the federal tax laws generally require that thrift institutions pay the tax on their excess bad debt reserves accumulated for tax purposes since 1987, but exempt from taxation the pre-1988 tax bad debt reserves for thrift institutions that have used the percentage of taxable income method for computing bad debt reserves. However, certain distributions and redemptions, such as stock repurchases, are not exempt and are subject to taxation. Accordingly, if the Bank were to repurchase any of its outstanding common stock, it would cause recapture of all or part of its pre-1988 excess tax bad debt reserves. The Stock Holding Company, however, will be permitted to repurchase Holding Company Common Stock without causing any recapture of the Bank's tax bad debt reserves. The ability to repurchase Holding Company Common Stock is an important means of enhancing stockholder value and investing capital resources.

     STOCK HOLDING COMPANY POWERS. The Bank may engage only in those activities that are permissible for federal savings associations under the Home Owners' Loan Act ("HOLA") and applicable regulations thereunder. Pursuant to the OTS order, the Stock Holding Company will be subject to the same restrictions, including but not limited to activity limitations applicable to the Mutual Holding Company under Section 10(o)5 of the HOLA and the regulations promulgated thereunder. The Stock Holding Company will be permitted to engage in activities that are not permissible for the Bank, such as making investments in up to 5% of the common stock of another financial institution. The Stock

Holding Company generally would be permitted to engage in the activities that are permissible for bank holding companies under the Bank Holding Company Act (i.e. activities that are closely related to banking). See "Stock Holding Company Regulation" herein.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

PLAN OF REORGANIZATION

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit A hereto. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on April 25, 1996.

     The Stock Holding Company is a newly organized Delaware corporation which was formed by the Bank solely for the purpose of effecting the Reorganization. Therefore, the Stock Holding Company has no prior operating history. The Plan of Reorganization is by and among the Stock Holding Company, the Bank and Fidelity Interim Savings Bank, F.S.B., a to-be-formed interim federal stock savings bank ("Interim Federal").

     The Reorganization and the establishment of the Stock Holding Company will be accomplished as follows: (i) the Bank has organized the Stock Holding Company as a wholly owned subsidiary; (ii) the Stock Holding Company will organize an interim federal stock savings bank ("Interim Federal") as a wholly-owned subsidiary; (iii) Interim Federal will merge into the Bank, with the Bank as the surviving corporation; (iv) in connection with the merger in step (iii) above, all of the issued and outstanding shares of common stock held by the Bank will be canceled, all of the issued and outstanding shares of Bank Common Stock held by Bank shareholders will be converted by operation of law into an equal number of shares of Holding Company Common Stock, and all of the issued and outstanding shares of Interim Federal, which are held by the Stock Holding Company, will automatically be converted by operation of law into an equal number of shares of common stock of the Bank. As a result of steps (i) through (iii) above, the Bank will become the wholly-owned subsidiary of the Stock Holding Company, the Stock Holding Company will become the majority-owned subsidiary of the Mutual Holding Company, and Minority Stockholders will become minority stockholders of the Stock Holding Company.

     The Board of Directors of the Bank presently intends to capitalize the Stock Holding Company with up to $100,000, subject to the approval of the OTS. Future capitalization of the Stock Holding Company will depend upon the earnings of the Bank and dividends declared by the Bank and any issuance of debt or equity securities. The Board of Directors of the Stock Holding Company has no present plans or intentions with respect to any future issuance of securities at this time. Furthermore, at all times, the Mutual Holding Company must own at least 50.1% of the Stock Holding Company's outstanding voting stock so long as the Mutual Holding Company remains in existence.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of the Stock Holding Company and the consolidated capitalization, assets, liabilities, and form of financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Federal Stock Charter and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The Bank's name will continue to be "Fidelity Federal Savings Bank of Florida." The corporate existence of the Bank will remain unaffected by the Reorganization.

EFFECTIVE DATE

     The "Effective Date" of the Reorganization will be the date upon which the Articles of Combination are filed with the OTS.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

     After the Effective Date stock certificates evidencing shares of Bank Common Stock will represent, by operation of law, the same number of shares of Holding Company Common Stock. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO THE BANK AT THIS TIME. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing the Secretary of the Bank, Patricia C. Clager, 218 Datura Street, West Palm Beach, Florida 33401.

RIGHTS OF DISSENTING STOCKHOLDERS

     Federal regulations applicable to the Bank generally provide that a stockholder of a federally chartered savings association that engages in a merger transaction shall have the right to demand from the savings association the payment of the fair or appraised value of his or her stock in the savings association, subject to the satisfaction of specified procedural requirements. These regulations also provide that stockholders of a federally-chartered savings association with stock that is quoted on the Nasdaq Stock Market are not entitled to exercise dissenters' rights of appraisal if the stockholder is required to accept cash, shares of stock of any association or corporation which at the effective date of the merger will be quoted on the Nasdaq Stock Market, or any combination of such shares of stock and cash. Since the Holding Company Common Stock will be quoted on the Nasdaq Stock Market at the effective date of the Reorganization, the Bank's stockholders will not have dissenters' rights of appraisal in connection with the Reorganization.

TAX CONSEQUENCES

     The Bank has received an opinion of its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain federal income tax consequences of the Reorganization. This opinion of counsel, which is not binding upon the Internal Revenue Service, provides substantially as follows:

     (1) The merger of Interim Federal with and into the Bank will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("Code"), and the Stock Holding Company, the Bank and Interim Federal will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, provided that the merger of Interim Federal with and into Bank qualifies as a statutory merger under applicable law, after the transaction Bank will hold substantially all of the assets of Interim Federal and Bank stockholders exchange solely for Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank.

     (2) No gain or loss will be recognized by Bank stockholders on the exchange of Bank Common Stock for Holding Company Common Stock.

     (3) No gain or loss will be recognized by the Stock Holding Company on the receipt by it of Bank Common Stock solely in exchange for Holding Company Common Stock.

     (4) The basis of the Holding Company Common Stock received by the Bank's stockholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefor.

     (5) The holding period of the Holding Company Common Stock to be received by Bank stockholders will include the holding period of the Bank Common Stock surrendered in exchange therefor, provided the Bank Common Stock was held as a capital asset on the date of the exchange.

     (6) No gain or loss will be recognized by the Bank stockholders as a result of conversion of their Bank stock options into options to purchase Holding Company Common Stock.

     Each Bank stockholder should consult his own tax counsel as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

     The Holding Company Common Stock to be issued to Minority Stockholders will be registered with the SEC under the Securities Act of 1933. Upon consummation of the Reorganization, the Stock Holding Company will register the Holding Company Common Stock under the Exchange Act and will be required to comply with the insider trading, reporting and proxy requirements under the Exchange Act.
In addition, the Stock Holding Company will file periodic reports with the SEC.

CONDITIONS TO THE REORGANIZATION

     The Plan of Reorganization sets forth a number of conditions to the completion of the Reorganization, including: (i) approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Bank Common Stock; (ii) receipt of an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; (iii) approval of the Reorganization by the OTS; and (iv) registration of the Holding Company Common Stock to be issued in the Reorganization under the Exchange Act and the compliance by the Stock Holding Company with all applicable state securities laws relating to the issuance of Holding Company Common Stock.

     The Mutual Holding Company, which owns 52.7% of the outstanding shares of Bank Common Stock, intends to vote its shares in favor of the Plan of Reorganization thereby assuring stockholder approval of the Plan of Reorganization. Furthermore, the Bank has received an opinion of special counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes.

     The Stock Holding Company has filed an application with the OTS to acquire the Bank. The OTS approved the Holding Company Application on November 18, 1996. See "--OTS Policy Regarding Two-Tier Mutual Holding Companies."

AMENDMENT, TERMINATION OR WAIVER

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, provided that no such amendment may be made to the Plan of Reorganization after stockholder approval if such amendment is deemed to be materially adverse to the stockholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

BUSINESS OF THE BANK

     The Bank is a federally chartered savings bank headquartered in West Palm Beach, Florida. The Bank's deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Bank was chartered originally as a federal mutual savings and loan association in 1952, and amended its charter in 1983, to become a federally chartered mutual savings bank. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. At March 31, 1996, the Bank had total assets of $791.9 million, total deposits of $611.3 million, and stockholders' equity of $81.1 million.

     The Bank is primarily engaged in the business of attracting deposits from the general public in the Bank's market area, and investing such deposits, together with other sources of funds, in loans secured by one- to four-family residential real estate. To a lesser extent, the Bank also originates construction loans and land loans for single family properties and invests in mortgage-backed securities issued or guaranteed by the United States Government or agencies thereof. In addition, the Bank invests a portion of its assets in securities issued by the United States Government, cash and cash equivalents including deposits in other financial institutions, and FHLB stock. The Bank's principal sources of funds are deposits and principal and interest payments on loans. Principal sources of income are interest received from loans and investment securities. The Bank's principal expense is interest paid on deposits and employee compensation and benefits.

     The Bank's principal executive office is located at 218 Datura Street, West Palm Beach, Florida, and its telephone number at that address is (407) 659-9900.

BUSINESS OF THE STOCK HOLDING COMPANY

     GENERAL. The Stock Holding Company was formed only recently and currently has no business activities. Upon the completion of the Reorganization, the Bank will become a wholly-owned subsidiary of the Stock Holding Company and each stockholder of the Bank will become a stockholder of the Stock Holding Company with the same ownership interest therein as such stockholder's ownership interest in the Bank immediately prior to the Reorganization.

     Immediately after consummation of the Reorganization, it is expected that the Stock Holding Company will not engage in any business activity other than to
hold all of the stock of the Bank.   The Stock Holding Company does not
presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is anticipated, however, in the future that the Stock Holding Company may pursue other investment opportunities, including possible diversification through acquisitions and mergers. For information regarding restrictions on the Stock Holding Company's activities, see "--Regulation of Stock Holding Company" and "--OTS Policy Regarding Two-Tier Mutual Holding Companies."

     PROPERTY. The Stock Holding Company is not expected to own or lease real or personal property initially. Instead, it intends initially to utilize the premises, equipment and furniture of the Bank without the direct payment of any rental fees to the Bank.

     LEGAL PROCEEDINGS.   Since its organization, the Stock Holding Company has
not been a party to any legal proceedings.

     EMPLOYEES. At the present time, the Stock Holding Company does not intend to employ any persons other than senior officers of the Bank. It will utilize the support staff of the Bank from time to time. If the Stock Holding Company acquires other savings institutions or pursues other lines of business, it may hire additional employees at such time.

     COMPETITION. It is expected that for the immediate future the primary business of the Stock Holding Company will be the ownership of the Bank Common Stock. Therefore, the competitive conditions to be faced by the Stock Holding Company will be the same as those faced by the Bank.

MANAGEMENT OF THE STOCK HOLDING COMPANY

     DIRECTORS. The directors of the Stock Holding Company are, and upon completion of the Reorganization will continue to be, the same persons who are at present the directors of the Bank. The three-year terms of the directors are staggered to provide for the election of approximately one-third of the board members each year.

     EXECUTIVE OFFICERS. The executive officers of the Stock Holding Company are, and upon completion of the Reorganization will be, the same persons who are at present the executive officers of the Bank.

     REMUNERATION. Since the formation of the Stock Holding Company, none of its executive officers or directors has received any remuneration from the Stock Holding Company. It is expected that initially no compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Stock Holding Company may determine that separate and additional compensation is appropriate in the future.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY. OTS regulations require the Bank to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought or threatened against them by reason of the performance as a director, officer, or employee. Indemnification may be made to such person only if final judgment on the merits is in his favor, or in case of (i) settlement, (ii) final judgment against him, or (iii) final judgment in his favor other than on the merits, if a majority of the disinterested directors of the Bank determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interests of the Bank or its stockholders. If a majority of the disinterested directors of the Bank concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action. The Bank is required to give the OTS at least 60 days notice of its intention to make indemnification and no indemnification shall be made if the OTS objects to the Bank in writing.

     The OTS order provides that the Stock Holding Company will be subject to the same regulatory requirements regarding indemnification described above, to which the Bank is subject. In addition, the Certificate of Incorporation of the Stock Holding Company provides that any individual who is or was a director, officer, employee or agent of the Stock Holding Company in any proceeding in which the person has been made a party or is otherwise involved as a result of his service in such capacity shall be indemnified and held harmless to the fullest extent authorized under the Delaware General Corporation Law. Under the Certificate of Incorporation, an indemnified person may be reimbursed for all expenses, liabilities and losses (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered. An indemnified person may be advanced expenses incurred in defending any proceeding prior to final disposition to the extent permitted under Delaware law. In accordance with Delaware law, an individual may not be indemnified (i) in connection with a proceeding by or in the right of the Stock Holding Company in which the individual was adjudged liable to the Stock Holding Company, or (ii) in connection with any other proceeding charging improper personal benefit to him in which he was adjudged liable on the basis that personal benefit was improperly received by him, unless a court of competent jurisdiction determines he is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. Management does not have any plans to provide for indemnification rights beyond those provided in the Stock Holding Company's Certificate of Incorporation.

     The Stock Holding Company's Certificate of Incorporation also provides that a director shall not be personally liable to the Stock Holding Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to the Stock Holding Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) certain unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit.

     This provision eliminates the potential liability of the Stock Holding Company's directors for failure, through negligence or gross negligence, to satisfy their duty of care, which requires directors to exercise informed business judgment in discharging their duties. It may thus reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Stock Holding Company and its stockholders. Stockholders will thus be surrendering a cause of action based upon negligent business decisions, including those relating to attempts to change control of the Stock Holding Company. The provision will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter.

     To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limited liability provision in the Stock Holding Company's Certificate of Incorporation had it been in effect at the time of the litigation.

     Federal regulations contain no provisions for the limitation of director liability.

     The above-described provisions seek to ensure that the ability of the Stock Holding Company's directors to exercise their best business judgment in managing the Stock Holding Company's affairs, subject to their continuing fiduciary duties of loyalty to the Stock Holding Company and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors and officers often requires such persons to make difficult judgments of significant importance which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation, and the expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their bylaws and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. The Bank currently has insurance coverage for its directors and officers, and the Bank's management anticipates that the Stock Holding Company will be able to obtain such coverage for its directors and officers. The Holding Company's Board of Directors, the individual members of which will benefit from the inclusion of the indemnification and limitation of liability provisions, has a personal interest in including these provisions in the Stock Holding Company's Certificate of Incorporation at the potential expense of stockholders.

COMPARISON OF STOCKHOLDER RIGHTS AND CERTAIN ANTI-TAKEOVER PROVISIONS

     INTRODUCTION. As a result of the Reorganization, holders of Bank Common Stock, whose rights are presently governed by federal law and the OTS' Rules and Regulations as well as the Bank's federal stock charter and Bylaws, will become stockholders of the Stock Holding Company, a Delaware corporation, regulated as a savings and loan holding company under HOLA. Accordingly, their rights will be governed solely by the Delaware General Corporation Law, the Certificate of Incorporation and Bylaws of the Stock Holding Company and applicable OTS regulations. In addition, the Stock Holding Company will be required to comply with the conditions of the OTS Order approving the Reorganization. Certain differences arise from this change of governing law, as well as from distinctions between the federal stock charter and Bylaws of the Bank and the Certificate of Incorporation and Bylaws of the Stock Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes certain significant differences. The Certificate of Incorporation and Bylaws of the Stock Holding Company are attached hereto as Exhibit B and should be reviewed for more detailed information.

     Provisions in the Stock Holding Company's Certificate of Incorporation and Bylaws relating to the calling of a special meeting of stockholders, nomination of directors and new business provisions, removal of directors, cumulative voting for the election of directors, staggered directors' terms and the amendment of the Stock Holding Company's Certificate of Incorporation and Bylaws, all of which are discussed below, may make it difficult to gain control of the Stock Holding Company or replace all of incumbent management even if the Mutual Holding Company is no longer in existence.

     ISSUANCE OF CAPITAL STOCK. The Bank's federal stock charter authorizes the issuance of 30,000,000 shares of capital stock: 20,000,000 of which are Bank Common Stock, par value $1.00 per share; and 10,000,000 shares of serial preferred stock. The Certificate of Incorporation of the Stock Holding Company authorizes the issuance of 8,200,000 shares of Common Stock, par value $.10 per
share and 2,000,000 shares of serial preferred stock.   At the record date,
there were approximately 6,720,821 shares of Bank Common Stock outstanding. Following the Reorganization, there will be the same number of shares of the Stock Holding Company's Common Stock outstanding.

     The Stock Holding Company has no present intention to issue additional shares of stock at this time, other than upon the exercise of stock options or in connection with stock dividends. If additional shares were issued, the percentage ownership interests of existing stockholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding stock might be diluted. Moreover, such additional share issuance could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the federal stock charter of the Bank and the Certificate of Incorporation of the Stock Holding Company, gives management greater flexibility in financing corporate operations. The ability of the Stock Holding Company to issue additional shares will be limited so long as the Mutual Holding Company exists since the Mutual Holding Company must at all times own at least a majority of the outstanding voting stock of the Stock Holding Company. Pursuant to the OTS Order approving the Reorganization, any issuance of securities by the Stock Holding Company will be subject to the OTS regulations governing minority stock issuances by mutual holding companies. Consequently, the Stock Holding Company must obtain OTS approval prior to issuing any securities.

     PAYMENT OF DIVIDENDS. OTS regulations govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulation creates a safe harbor for specified levels of capital distributions from institutions meeting at least their minimum capital requirements, so long as such institutions notify the OTS and receive no objection to the distribution from the OTS. Institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

     Generally, a savings institution that before and after the proposed distribution meets or exceeds its regulatory capital requirements (a "Tier 1 institution") may make capital distributions during any calendar year up to the higher of (a) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (b) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the institution's ratio of total capital to assets exceeds the ratio of its capital requirements to assets. An institution satisfies its regulatory capital requirements if it maintains tangible capital of not less than 1.5%, core capital of not less than 3.0% of total adjusted assets and risk-based capital no less than 8.0%. Failure to meet regulatory capital requirements will result in further restrictions on capital distributions, including possible prohibition of capital distributions without specific OTS approval. The Bank is a Tier 1 institution under the OTS capital distribution regulation.

     In order to make distributions under these safe harbors, a Tier 1 institution must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 institution deemed to be in need of more than normal supervision by the OTS may have additional limitations imposed by the OTS on its ability to make a capital distribution.

     The ability of the Bank to pay dividends on its Bank Common Stock is restricted by tax considerations related to thrift institutions and by federal regulations applicable to savings associations. Income appropriated to bad debt reserves and deducted for federal income tax purposes may not be used to pay cash dividends without the payment of federal income taxes by the Bank on the amount of such income removed from reserves for such purpose at the then current income tax rate. Additionally, the Bank is precluded from paying dividends on its Bank Common Stock if its regulatory capital would thereby be reduced below the regulatory capital requirements prescribed for savings associations. The Bank currently satisfies its applicable regulatory capital requirements.

     Under the Delaware General Corporation Law, dividends may be paid either out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. After the Reorganization, the Stock Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Bank. Although the Stock Holding Company will not be subject to the above dividend restrictions regarding dividend payments to its stockholders, the restrictions on the Bank's ability to pay dividends to the Stock Holding Company will continue in effect.

     The payment of future cash dividends by the Bank, and thus by the Stock Holding Company, will continue to depend upon the Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. The Bank's Board of Directors considers many factors including the Bank's profitability, maintenance of adequate capital, the Bank's current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions prior to declaring a dividend. Moreover, before declaring a dividend, the Board of Directors must determine that the Bank will exceed its regulatory capital requirements after the payment of the dividend. While it is the current intent of the Mutual Holding Company to continue to waive its receipt of dividends, it may determine to accept such dividends in the future.

     SPECIAL MEETINGS OF STOCKHOLDERS. For a period of five years following completion of its mutual holding company reorganization (until January 1999), special meetings of the holders of the Bank's Common Stock may be called only by the chairman of the board, the president or a majority of the Board of Directors. The Certificate of Incorporation of the Stock Holding Company provides that special meetings of the stockholders of the Stock Holding Company may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Stock Holding Company
would have if there were no vacancy on the Board.   This provision will make it
more difficult for stockholders to call for a special meeting of stockholders.

     CUMULATIVE VOTING. For a period of five years following completion of its mutual holding company reorganization, (until January 1999), holders of the Bank Common Stock are not permitted to cumulate their votes with respect to the election of directors. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholders' shares of Bank Common Stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The Certificate of Incorporation of the Stock Holding Company does not provide for cumulative voting. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may elect all directors of the Stock Holding Company thereby precluding minority stockholder representation on the Stock Holding Company's Board of Directors.

     RIGHTS OF STOCKHOLDERS TO DISSENT. Stockholders of the Bank have dissenters' appraisal rights in connection with a plan of merger or consolidation to which the Bank is a party under certain circumstances. Stockholders of the Stock Holding Company similarly will have dissenters' appraisal rights in connection with a plan of merger or consolidation to which the Stock Holding Company is a party. Stockholders of the Stock Holding Company will have no dissenters' rights with respect to, among other things, a merger or consolidation to which the Stock Holding Company is a party if the class of shares of the company acquiring the Stock Holding Company has its stock listed on a national securities exchange or the Nasdaq Stock Market.

     VACANCIES ON THE BOARD OF DIRECTORS. Any vacancy on the Board of Directors of the Bank may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve the remainder of the unexpired term of the director whose vacancy has been filled. Additionally, any directorship of the Bank to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office only until the next election of directors by the stockholders. The Certificate of Incorporation of the Stock Holding Company provides that vacancies on the board and newly created directorships may be filled by a majority vote of the directors then in office. Directors appointed to fill a vacancy may serve until the annual meeting of stockholders at which the term of office of the class of directors to which they have been chosen expires.

     NUMBER AND TERM OF DIRECTORS. The Bank's federal stock charter provides that its Board of Directors shall consist of not less than five nor more than 15 members, as set forth in the Bylaws. The Stock Holding Company's Certificate of Incorporation provides that its Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (as defined). The Bylaws of the Stock Holding Company provide that the Board of Directors shall consist of such numbers as the Board shall designate, except that in the absence of such designation, the number of directorships shall be seven. The Board of Directors of the Stock Holding Company has set the number of directors at seven persons. Although the Stock Holding Company has no present intention of reducing its number of directors below its present seven members, the Board of Directors believes that the ability to reduce the number of directors will result in greater flexibility in the event of vacancies on the current Board.

     The Bank's Federal Stock Charter provide for a classified board of directors, consisting of three substantially equal classes of directors, each serving for a three year term, with the term of each class of directors ending in successive years. The Stock Holding Company's Certificate of Incorporation also provides for a classified board of directors, consisting of three substantially equal classes of directors, each serving for a three-year term.

     PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS. The Bank's Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Bank at least five days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

     The Stock Holding Company's Bylaws provide that a stockholder wishing to make nominations or proposals must give written notice to the Secretary of the Stock Holding Company not less than 90 days before the meeting; provided, however, that in the event that less than 100 days prior public disclosure of the annual or special meeting is given to stockholders, notice by the stockholder must be given to the Stock Holding Company no later than 10 business days following the date on which notice of the meeting is mailed or public disclosure of the meeting is made, together with certain information relating to the nomination or proposed new business.

     MUTUAL HOLDING COMPANY OWNERSHIP. So long the Mutual Holding Company is in existence, the Mutual Holding Company must own at least a majority of the outstanding voting stock of the Stock Holding Company, and will be able to elect the Stock Holding Company's directors and direct the affairs and business operations of the Stock Holding Company.

     RESTRICTIONS IN THE STOCK HOLDING COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS. A number of provisions of the Stock Holding Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Stock Holding Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations, which might be deemed to have potential anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual Stock Holding Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Stock Holding Company more difficult. The OTS Order provides that the Stock Holding Company must receive OTS' non-objection to any proposed amendment to the Stock Holding Company's Certificate of Incorporation and Bylaws. The following description of the material provisions of the Certificate of Incorporation and Bylaws of the Stock Holding Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference.

     LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Stock Holding Company provides that in no event shall any person, other than the Mutual Holding Company, who directly or indirectly beneficially owns in excess of 10% of the then outstanding shares of Holding Company Common Stock (the "Limit") be permitted to vote any shares of Holding Company Common Stock in excess of the Limit. The Bank's Charter includes a provision prohibiting the vote of shares in excess of the Limit for a period of five years from January 7, 1994. Beneficial ownership is determined pursuant to Rule 13d-3 of the rules and regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Bank or the Stock Holding Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Stock Holding Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Stock Holding Company further provides that the provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock. Under the Bank's Charter the provision limiting voting rights may only be amended after receiving the preliminary approval of the OTS and thereafter upon the vote of a majority of the total votes outstanding and eligible to be cast at a stockholders' meeting.

     STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Stock Holding Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware General Corporation Law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Stock Holding Company and any other affected class of stock.

     Under the Certificate of Incorporation, at least 80% approval of shareholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Stock Holding Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder, or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares, in which cases approval of only a majority of the outstanding shares of voting stock is required. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Stock Holding Company or its subsidiaries) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Stock Holding Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Stock Holding Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Stock Holding Company or combined assets of the Stock Holding Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Stock Holding Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Stock Holding Company; (iv) the adoption of any plan for the liquidation or dissolution of the Stock Holding Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Stock Holding Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Stock Holding Company owned directly or indirectly, by an Interested Stockholder or Affiliate thereof. The Bank's Charter does not include a similar supermajority vote requirement. However, pursuant to OTS regulations a merger transaction must be approved by a vote of 66% of the outstanding shares entitled to vote.

     EVALUATION OF OFFERS. The Certificate of Incorporation of the Stock Holding Company further provides that the Board of Directors of the Stock Holding Company, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Stock Holding Company, (ii) merge or consolidate the Stock Holding Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Stock Holding Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Stock Holding Company, the Bank and the stockholders of the Stock Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Stock Holding Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Stock Holding Company and the Bank operate or are located; and on the ability of the Stock Holding Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally chartered stock savings bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Stock Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Stock Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Stock Holding Company. The Bank's Charter does not contain a similar provision.

     AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Stock Holding Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, and director and officer indemnification by the Stock Holding Company. The Stock Holding Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. The Bank's Charter may be amended following receipt of OTS approval and thereafter upon the vote of a majority of the total votes outstanding and eligible to be cast at a stockholders' meeting. The Bank's bylaws may be amended by a majority vote of the entire Board of Directors or by a majority of votes cast by stockholders at a stockholders' meeting.

DELAWARE CORPORATE LAW

     In 1988 Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporation Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors of the Stock Holding Company does not intend to propose any such amendment.


REGULATION OF THE STOCK HOLDING COMPANY

     Pursuant to the OTS Order approving the Reorganization, the Stock Holding Company shall be subject to the same restrictions, including but not limited to, the activities limitations applicable to the Mutual Holding Company under
Section 10(o)5 of HOLA and the regulations promulgated thereunder. So long as the Stock Holding Company is regulated as a mutual savings and loan holding company, it generally may only engage in the activities permissible for bank holding companies under the BHCA as well as activities permissible for the Bank itself (other than deposit taking). The Stock Holding Company will be registered with and be subject to OTS examination and supervision as well as
certain reporting requirements.   In addition, the operations of the Stock
Holding Company are subject to regulations promulgated by the OTS from time to
time.   As a SAIF-insured subsidiary of a savings and loan holding company, the
Bank will be subject to certain restrictions in dealing with the Stock Holding Company and with other persons affiliated with the Stock Holding Company, and will continue to be subject to examination and supervision by the OTS and the FDIC.

     Pursuant to OTS regulations governing the acquisition of control of savings associations, no person may acquire, either directly or indirectly or acting in concert (as defined in the regulations) with one or more persons, or through one or more subsidiaries, the voting power of more than 25% of a class of voting stock of a savings association (or its stockholding company) without the prior approval of the OTS. Under certain circumstances the acquisition of 10% or more of the voting stock of a savings association or its stock holding company may result in such person being deemed to have acquired control of the savings association, i.e., where the person would: (i) be one of the two largest holders of a class of voting securities; (ii) hold more than 25% of total stockholders' equity; (iii) hold more than 35% of the combined debt and stockholders' equity;
(iv) be a party to certain agreements evidencing (a) a material economic stake in the savings association or (b) the ability of the person to influence management; (v) have the ability, other than through the holding of revocable proxies, to direct the vote of more than 25% of a class of voting stock; or (vi) have the power to direct the sale of 25% of a class of voting stock in a manner other than a widely dispersed or public offering; (vii) either individually or through his representative or nominee constitute more than one member of the savings association's Board of Directors; or (viii) either individually or through his nominee serve as the Chairman of the Board of Directors, Chairman of the Executive Committee, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or other similar position. Under such circumstances the person must either reduce his equity holdings to less than 10% of the outstanding voting stock of the savings association or stock holding company or file a rebuttal of control submission with the OTS. The OTS has indicated that as a matter of policy, any rebuttal of control determination that the OTS grants may be rescinded in connection with a conversion of a mutual holding company to stock form, if after giving effect to the shares issued in the conversion such person would own 10% or more of the voting stock of the converted holding company.

     The HOLA prohibits a savings and loan holding company, directly or indirectly, from (i) acquiring control (as defined) of another insured institution (or holding company thereof) without prior OTS approval; (ii) acquiring more than 5% of the voting shares of another insured institution (or holding company thereof) which is not a subsidiary, subject to certain exceptions; (iii) acquiring through merger, consolidation or the purchase of assets, another savings institution (whether or not it is insured by the Savings Association Insurance Fund ("SAIF")) or holding company thereof, or acquiring all or substantially all of the assets of such institution (or holding company thereof) without prior OTS approval; or (iv) acquiring control of a savings institution not insured by the SAIF (except through a merger with and into the holding company's savings institution subsidiary that is approved by the OTS).
A savings
and loan holding company may acquire up to 15% of the voting shares of an
undercapitalized savings institution.   A savings and loan holding company may
not acquire as a separate subsidiary an insured institution that has principal offices outside of the state where the principal offices of its subsidiary institution is located, except: (i) in the case of certain emergency acquisitions approved by the FDIC, (ii) if the holding company controlled (as defined) such insured institution as of March 5, 1987, or (iii) if the laws of the state in which the insured institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located, or by a
holding company that controls such a state chartered institution.   No director
or officer of a savings and loan holding company or person owning or controlling more than 25% of such holding company's voting shares may, except with the prior approval of the OTS, acquire control of any SAIF-insured institution that is not a subsidiary of such holding company. If the OTS approves such an acquisition, any holding company controlled by such officer, director or person shall be subject to the activities limitations that apply to multiple savings and loan holding companies, unless certain supervisory exceptions apply.

RECENT LEGISLATION

     On September 30, 1996 the Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted. Among other things, the act (i) imposes a
65.7 basis points special assessment on all SAIF deposits as of March 31, 1995 (which assessment was payable by November 27, 1996); (ii) requires banks insured by the Bank Insurance Fund ("BIF") to begin paying 1.29 basis on deposits that will be used towards repayment of Financing Corporation ("FICO") bonds with full pro rata sharing of the FICO obligation among BIF and SAIF institutions beginning January 1, 2000; (iii) merges the BIF and SAIF funds on January 1, 1999 if there are no savings associations in existence on that date; and (iv) provides for regulatory relief in such areas as lender liability, reporting obligations to the Federal Reserve Board, independent auditor attestation associated with compliance with safety and soundness, management interlocks, branch closings, credit reporting, the Real Estate Settlement Procedures Act, and the definition of "qualified thrift investments". None of these provisions, other than the expansion of the definition of qualified thrift investments to include credit card loans, student loans and small business loans, is expected to have a material impact on the Stock Holding Company or the Bank.

OTS POLICY REGARDING TWO-TIER MUTUAL HOLDING COMPANIES

     On November 13, 1996, the OTS issued an advance notice of proposed rulemaking (the "Notice") requesting comment concerning certain questions relating to the formation of a stock holding company the majority of whose voting stock will be owned by a mutual holding company. The questions raised by the OTS include, among others, the following: whether the stock holding company should be regulated as a multiple or unitary savings and loan holding company; whether the restrictions imposed by OTS regulations on mutual holding companies (e.g., restrictions on pledges of subsidiary savings association stock, waivers of dividends, and limitations on indemnification and employment contracts) should also be imposed on mid-tier stock holding companies; whether the mid-tier stock holding company should be required to obtain the approval of the OTS prior to issuing securities to persons other than the mutual holding company, whether and under what conditions the subsidiary savings association may issue minority voting stock or other classes of securities and how such stock would be treated in any mutual-to-stock conversion of the mutual holding company;
whether and to what extent the charter and bylaws (and amendments thereto) of the mid-tier stock holding company should be regulated by the OTS and whether the OTS should require that the mid-tier stock holding company's charter be consistent with the federal mutual holding company charter; and whether the OTS regulations regarding stock issuances of savings association subsidiaries of mutual holding companies should apply to mid-tier stock holding companies.

     Although rules have not yet been issued relating to the two-tier structure, it is the current OTS policy to review and on a case-by-case basis approve applications to reorganize into the two-tier structure. On November 18, 1996, the OTS approved the Stock Holding Company's application to reorganize the Bank into the two-tier structure, subject to certain conditions including, the following: The mid-tier stock holding company shall be subject to the provisions of OTS regulations pertaining to minority stock issuances as if it were a savings association in a mutual holding company structure; the mid-tier stock holding company shall be subject to the same restrictions (including, but not limited to, the activities limitations) to which the parent mutual holding company is subject under federal law and OTS regulations; the mid-tier stock holding company must hold all of the issued and outstanding common stock of the subsidiary savings association, and the subsidiary savings association may not issue any other class of equity security; the mid-tier stock holding company and the subsidiary savings association must obtain approval from the OTS prior to issuing any securities; the mid-tier stock holding company must receive the OTS's non-objection to any proposed amendments to its charter and bylaws; the mid-tier stock holding company shall cease any activity, reverse any action, or amend any provision of its charter or bylaws, to which the OTS objects as being contrary to the OTS regulations in effect at the time of OTS approval of the Reorganization, or as subsequently amended; and if the mutual holding company undertakes a mutual-to-stock conversion, OTS policies regarding purchases of stock in the conversion will apply to shareholders of the Stock Holding Company.

     The Bank's Board of Directors has reviewed the current OTS policy and intends to complete the Reorganization under such terms.

--------------------------------------------------------------------------------
           DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY
--------------------------------------------------------------------------------

GENERAL

     The Stock Holding Company is authorized to issue 8.2 million shares of Common Stock having a par value of $.10 per share and 2 million shares of serial preferred stock (the "Preferred Stock"). The Stock Holding Company currently will issue 6,720,821 shares of Common Stock and no shares of Preferred Stock in the Reorganization. Each share of the Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock.

     THE COMMON STOCK OF THE STOCK HOLDING COMPANY WILL REPRESENT
NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENT AGENCY.

COMMON STOCK

     DIVIDENDS. The Stock Holding Company can pay dividends out of statutory surplus or from certain net profits if, as, and when declared by its Board of Directors. The payment of dividends by the Stock Holding Company is subject to limitations which are imposed by law and applicable regulation. The holders of Holding Company Common Stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues preferred stock, the holders thereof may have a priority over the holders of the Holding Company Common Stock with respect to dividends.

     VOTING RIGHTS. The holders of Holding Company Common Stock will possess exclusive voting rights in the Stock Holding Company. They will elect the Stock Holding Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. If the Stock Holding Company issues preferred stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote.

     LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of its Holding Company Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the Holding Company Common Stock in the event of liquidation or dissolution.

     PREEMPTIVE RIGHTS. Holders of the Holding Company Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Holding Company Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Stock Holding Company's authorized preferred stock will be issued in the Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Holding Company Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

ACCOUNTING TREATMENT

     The transactions comprising the Reorganization are deemed a reorganization under common control treated similar to a pooling of interests for accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the Stock Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, all of which will be shown on the Stock Holding Company's books at their historical recorded values. Since the Reorganization will not result in a change in such financial statements, this document does not include financial statements of the Bank or the Stock Holding Company.

VOTE REQUIRED

     Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. Failure to vote or a vote to abstain is equivalent to voting against the Plan of Reorganization. The Board of Directors recommends a vote "FOR" the approval of the Plan of Reorganization.

     THIS DESCRIPTION OF THE PROPOSED STOCK HOLDING COMPANY DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY THE PLAN OF REORGANIZATION AND CERTIFICATE OF INCORPORATION AND BYLAWS OF THE STOCK HOLDING COMPANY ATTACHED AS EXHIBITS A AND B, RESPECTIVELY, TO THIS PROSPECTUS/PROXY STATEMENT.

--------------------------------------------------------------------------------
                             STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     In the event the Reorganization is not completed, in order to be eligible for inclusion in the Bank's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must have been received at the Bank's executive office, 218 Datura Street, West Palm Beach, Florida 33401, no later than October 19, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act as administered by the OTS.

--------------------------------------------------------------------------------
                             ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

     The Stock Holding Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, the Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Stock Holding Company. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be described. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     In connection with the Plan of Reorganization, the Stock Holding Company will register its Common Stock with the SEC under the Exchange Act and, upon such registration, the Stock Holding Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act.

--------------------------------------------------------------------------------
                                 MISCELLANEOUS
--------------------------------------------------------------------------------

     The Board of Directors is not aware of any business to come before the Special Meeting other than the matters described above in the Prospectus/Proxy Statement. However, if any matters should properly come before the Special Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

--------------------------------------------------------------------------------
                              FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     A copy of the Bank's Annual Report for the fiscal year ended December 31, 1995, including audited financial statements has previously been furnished to the Bank's stockholders. An additional copy the Bank's Annual Report will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Fidelity Federal Savings Bank of Florida, 218 Datura Street, West Palm Beach, Florida 33401.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              Vince A. Elhilow
                              President and Chief Executive Officer

West Palm Beach, Florida
____________ __, 1996

                                                                 EXHIBIT A


                   FIDELITY FEDERAL SAVINGS BANK OF FLORIDA

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated April 25, 1996, is by and among FIDELITY FEDERAL SAVINGS BANK OF FLORIDA, a Federal stock savings bank ("Fidelity Federal"); Fidelity Bankshares, Inc., a Delaware corporation (the "Stock Holding Company"), and FIDELITY FEDERAL INTERIM SAVINGS BANK, F.S.B., a to-be-formed interim federal stock savings bank ("Interim").

     The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of Fidelity Federal will be reorganized into the stock holding company form of ownership. The result of such reorganization will be that immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $1.00 per share, of Fidelity Federal will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of Fidelity Federal will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

     The reorganization of Fidelity Federal will be accomplished by the following steps: (1) the formation by Fidelity Federal of the Stock Holding Company as a wholly owned subsidiary; (2) the formation of an interim federal stock savings bank, "Interim," which will be wholly owned by the Stock Holding Company; and (3) the merger of Interim into Fidelity Federal, with Fidelity Federal as the surviving corporation. Pursuant to such merger: (i) each of the issued and outstanding shares of common stock of Fidelity Federal will be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company; and (ii) each of the issued and outstanding shares of common stock of Interim will automatically be converted by operation of law into an equal number of issued and outstanding shares of common stock of Fidelity Federal.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                            MERGER OF INTERIM INTO
                      FIDELITY FEDERAL AND RELATED MATTERS
                      ------------------------------------

     1.1 On the Effective Date, Interim will be merged with and into Fidelity Federal (the "Merger") and the separate existence of Interim shall cease, and all assets and property (real, personal and mixed, tangible and intangible, choses in action, rights and credits) then owned by Interim, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of Fidelity Federal. Fidelity Federal shall be deemed to be a continuation of Interim, and Fidelity Federal shall succeed to the rights and obligations of Interim.

     1.2 Following the Merger, the existence of Fidelity Federal shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under Federal law. The Charter and Bylaws of Fidelity Federal, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of Fidelity Federal, the business presently conducted by Fidelity Federal (whether directly or through its subsidiaries) will continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of Fidelity Federal will continue in their present positions. The home office and branch offices of Fidelity Federal in existence immediately prior to the Effective Date shall continue to be the home office and branch offices, respectively, of Fidelity Federal from and after the Effective Date.


                                  ARTICLE II

                              CONVERSION OF STOCK
                              -------------------

     2.1 The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the common stock of the Bank into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows:

          A. On the Effective Date, each share of common stock, par value $1.00 per share, of Fidelity Federal issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of Common Stock, par value $0.10 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $1.00 par value per share, of Fidelity Federal and shall not be further converted into shares of the Stock Holding Company, so that from and after the Effective Date, all of the issued and outstanding shares of common stock of Fidelity Federal shall be held by the Stock Holding Company.

          B. On the Effective Date, the current stock option plans and recognition plans of Fidelity Federal (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Bank and or the Stock Holding Company. Each option to purchase shares of Fidelity Federal common stock under the Bank's stock option plan outstanding at that time will be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of Fidelity Federal common stock. The Stock Holding Company and the Bank may make appropriate amendments to the Benefit Plans to reflect the adoption of the Benefit Plans as the plans of the Stock Holding Company, without adverse effect on the Benefit Plans and their participants.

          C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of Fidelity Federal common stock, shall, upon surrender of the same to the designated agent of Fidelity Federal, be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Stock Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of Fidelity Federal common stock shall be automatically deemed for all purposes to evidence the ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of Fidelity Federal common stock will not be required to exchange their Fidelity Federal common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future Stock Holding Company determines to effect an exchange of stock certificates, instructions will be sent to all holders of record of Stock Holding Company Common Stock.

          D. All shares of Stock Holding Company Common Stock into which shares of Fidelity Federal common stock shall have been converted pursuant to this
Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

          E. On the Effective Date, the holders of certificates formerly representing Fidelity Federal common stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of Fidelity Federal common stock, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of Fidelity Federal common stock shall have been converted by the Merger.


                                  ARTICLE III

                                  CONDITIONS
                                  ----------

     3.1 The obligations of Fidelity Federal, Stock Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

          A. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of Fidelity Federal common stock shall, at a meeting of the stockholders of Fidelity Federal duly called, have approved this Agreement by the affirmative vote of a majority of the outstanding shares of Fidelity Federal common stock.

          B. Any and all approvals from the OTS, the Securities and Exchange Commission and any other state or federal governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

          C. Fidelity Federal shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of Fidelity Federal upon the exchange of Fidelity Federal common stock held by them solely for Stock Holding Company Common Stock.


                                  ARTICLE IV

                                  TERMINATION
                                  -----------

     4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.


                                   ARTICLE V

                           EFFECTIVE DATE OF MERGER
                           ------------------------

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed the Merger Agreement and such certificates or further documents as shall be required by the OTS and applicable state law, and with such other federal or state regulatory agencies as may be required. Upon approval by the OTS and endorsement of such Merger Agreement by the OTS and, if necessary, applicable state authorities, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such endorsement by the OTS.


                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     6.1 Any of the terms or conditions of this Agreement, which may legally be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to Fidelity Federal, Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of Fidelity Federal, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to Fidelity Federal, Stock Holding Company or their stockholders.

     6.3 This Agreement shall be governed by and construed under the laws of the United States, except insofar as state law is deemed to apply.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                              FIDELITY FEDERAL SAVINGS BANK OF FLORIDA


                              By:  /s/ Vince A. Elhilow
                                   --------------------
                                   Vince A. Elhilow
                                   President and Chief Executive Officer



                              FIDELITY BANKSHARES, INC.


                              By:  /s/ Vince A. Elhilow
                                   --------------------
                                   Vince A. Elhilow
                                   President and Chief Executive Officer


                              FIDELITY FEDERAL INTERIM SAVINGS BANK,
                              F.S.B. (IN FORMATION)


                              By:  /s/ Vince A. Elhilow
                                   ---------------------------------------------
                                   Vince A. Elhilow
                                   President and Chief Executive Officer

                                                                       Exhibit B

                         CERTIFICATE OF INCORPORATION

                                      OF

                           FIDELITY BANKSHARES, INC.

     FIRST: The name of the Corporation is Fidelity Bankshares, Inc.
     -----
(hereinafter referred to as the "Corporation").

     SECOND:  The address of the registered office of the Corporation in the
     ------
State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or
     -----
activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:
     ------

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is ten million two hundred thousand (10,200,000) consisting of:

          1. two million (2,000,000) shares of Preferred Stock, par value ten cents ($.10) per share (the "Preferred Stock"); and

          2. eight million two hundred thousand (8,200,000) shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock").

     B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     C. 1. Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The Limit shall not be applicable to shares held by Fidelity Bankshares, M.H.C. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

          2. The following definitions shall apply to this Section C of this Article FOURTH:

               (a) "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Act of 1934, as in effect on the date of filing of this Certificate of Incorporation. However, the term Affiliate shall not include Fidelity Bankshares, M.H.C.

               (b) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

                    (1) which such person or any of its affiliates beneficially owns, directly or indirectly; or

                    (2) which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses of Section A of Article EIGHTH) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

                    (3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

                    and provided further, however, that (1) no Director or Officer of this Corporation (or any affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common

                    Stock beneficially owned by another such Director or Officer (or any affiliate thereof), and (2) neither any employee stock ownership plan or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

               (c) A "person" shall mean any individual, firm, corporation, or other entity.

          3. The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an affiliate of another, (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of the section to the given facts, or (v) any other matter relating to the applicability or effect of this section.

          4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit, (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

          5. Except as otherwise provided by law or expressly provided in this section, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this section) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

          6. Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

          7. In the event any provision (or portion thereof) of this section shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that such remaining provision (or portion thereof) of this section remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

     FIFTH:    The following provisions are inserted for the management of the
     -----
business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

               A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

               B. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

               C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

               D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the "Whole Board") or as otherwise provided in the Bylaws.

     SIXTH:
     -----

     A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

     C. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation ("Article FOURTH")), voting together as a single class.

     SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or
     -------
repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of two-thirds of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

     EIGHTH:
     ------

     A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this section:

          1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

            2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

            3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the then-outstanding common stock of the Corporation and its Subsidiaries, except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

            4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of an Interested Stockholder; or

            5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportional share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Stockholder or any Affiliate of an Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the "Voting Stock") (after giving effect to the provision of Article FOURTH), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or otherwise.

     The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

     B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, or such vote as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

          1. The Business Combination shall have been approved by two-thirds of the Disinterested Directors (as hereinafter defined).

          2.  All of the following conditions shall have been met:

              (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

                   (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of

                        Common Stock acquired by it (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher.

                    (2) the Fair Market Value per share of Common Stock on the
                        Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

               (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                    (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date, or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher;

                    (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                    (3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has paid for shares of such class of Voting Stock. If the Interested Stockholder has previously paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

               (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
                    Combination:  (1) except as approved by
                    a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and
                    (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

               (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

               (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     C.   For the purposes of this Article EIGHTH:

          1. A "Person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

          2. "Interested Stockholder" shall mean any person (other than the Corporation or any holding company or Subsidiary thereof) who or which:

               (a) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

               (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

               (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          3. For purposes of this Article EIGHTH, "beneficial ownership" shall be determined in the manner provided in Section C of Article FOURTH hereof.

          4. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

          5. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this section, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

          6. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

          7. "Fair Market Value" means: (a) in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, Fair Market Value shall be the highest sales price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

          8. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

          9. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (a) and (b) of paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     D. A majority of the Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the common stock of the Corporation and its Subsidiaries. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

     E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

     NINTH: The Board of Directors of the Corporation, when evaluating any offer
     -----
of another Person (as defined in Article EIGHTH hereof) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a savings bank holding company and on the ability of its subsidiary savings bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations.

     TENTH:
     -----

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

          ELEVENTH:  A Director of this Corporation shall not be personally
          --------
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     TWELFTH:  The Corporation reserves the right to amend or repeal any
     -------
provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

     I, THE UNDERSIGNED, being the President of this Corporation, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this 27th day of April, 1996.



                                        /s/ Vince A. Elhilow
                                        ----------------------------------------
                                        Vince A. Elhilow
ATTEST:                                 President and Chief Executive Officer

/s/ Patricia C. Clager
-----------------------------------
Patricia C. Clager
Secretary

                           FIDELITY BANKSHARES, INC.
                                    BY-LAWS

                           ARTICLE I - STOCKHOLDERS
                           ------------------------

     Section 1.  Annual Meeting.
     ---------   --------------

     An annual meeting of the stockholders, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

     Section 2.  Special Meetings.
     ---------   ----------------

     Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the "Whole Board").

     Section 3.  Notice of Meetings.
     ---------   ------------------

     Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

     When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     Section 4.  Quorum.
     ---------   ------

     At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy (after giving effect to the Article FOURTH of the Corporation's Certificate of Incorporation), shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

     If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

     If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

     Section 5.  Organization.
     ---------   ------------

     Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of the Corporation or, in his or her absence, the Chief Executive Officer or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

     Section 6.  Conduct of Business.
     ---------   -------------------

          (a) The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

          (b) At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting: (i) by or at the direction of the Board of Directors or: (ii) by any stockholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 6(b). For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Notwithstanding anything in these By-laws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(b). The Officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(b) and, if he or she should so determine, he or she shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

     At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

          (c) Only persons who are nominated in accordance with the procedures set forth in these By-laws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which Directors are to be elected only: (i) by or at the direction of the Board of Directors or; (ii) by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 6(c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (ii) as to the stockholder giving notice (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the provisions of this Section 6(c). The Officer of the Corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall declare to the meeting and the defective nomination shall be disregarded.

     Section 7.  Proxies and Voting.
     ---------   ------------------

     At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

     All voting, including on the election of Directors but excepting where otherwise required by law or by the governing documents of the Corporation, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his or her proxy, a stock vote shall be taken.

Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

     All elections shall be determined by a plurality of the votes cast, and except as otherwise required by the Certificate of Incorporation or by law, all other matters shall be determined by a majority of the votes present and cast at a properly called meeting of stockholders.

     Section 8.  Stock List.
     ---------   ----------

     A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

     The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

     Section 9.  Consent of Stockholders in Lieu of Meeting.
     ---------   ------------------------------------------

     Subject to the rights of the holders of any class or series of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.


                        ARTICLE II - BOARD OF DIRECTORS
                        ----------   ------------------

     Section 1.  General Powers, Number and Term of Office.
     ---------   -----------------------------------------

     The business and affairs of the Corporation shall be under the direction of its Board of Directors. The number of Directors who shall constitute the Whole Board shall be such number as the Board of Directors shall from time to time have designated by resolution. The Board of Directors shall annually elect a Chairman of the Board from among its members who shall, when present, preside at its meetings.

     The Directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the first annual meeting, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified.

     Section 2.  Vacancies and Newly Created Directorships.
     ---------   -----------------------------------------

     Subject to the rights of the holders of any class or series of preferred stock, and unless the Board of Directors otherwise determines, newly created Directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board shall shorten the term of any incumbent Director.

     Section 3.  Regular Meetings.
     ---------   ----------------

     Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all Directors. A notice of each regular meeting shall not be required.

     Section 4.  Special Meetings.
     ---------   ----------------

     Special meetings of the Board of Directors may be called by one-third (1/3) of the Directors then in office (rounded up to the nearest whole number) or by the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each Director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or be telegraphing or telexing or by facsimile transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

     Section 5.  Quorum.
     ---------   ------

     At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

     Section 6.  Participation in Meetings By Conference Telephone
     ---------   -------------------------------------------------

     Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

     Section 7.  Conduct of Business.
     ---------   -------------------

     At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

     Section 8.  Powers.
     ---------   ------

     The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

          (1)    To declare dividends from time to time in accordance with law;

          (2) To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

          (3) To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

          (4) To remove any Officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any Officer upon any other person for the time being;

          (5) To confer upon any Officer of the Corporation the power to appoint, remove and suspend subordinate Officers, employees and agents;

          (6) To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for Directors, Officers, employees and agents of the Corporation and its subsidiaries as it may determine;

          (7) To adopt from time to time such insurance, retirement, and other benefit plans for Directors, Officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

          (8) To adopt from time to time regulations, not inconsistent with these By-laws, for the management of the Corporation's business and affairs.

     Section 9.  Compensation of Directors.
     ---------   -------------------------

     Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as Directors, including, without limitation, their services as members of committees of the Board of Directors.


                           ARTICLE III - COMMITTEES
                           ------------------------

     Section 1.  Committee of the Board of Directors.
     ---------   -----------------------------------

     The Board of Directors, by a vote of a majority of the Whole Board, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

     Section 2.  Conduct of Business.
     ---------   -------------------

     Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filled with the minutes of the proceedings of such committee.

     Section 3.  Nominating Committee.
     ---------   --------------------

     The Board of Directors shall appoint a Nominating Committee of the Board, consisting of not less than three (3) members, one of which shall be the Chairman of the Board. The Nominating Committee shall have authority (a) to review any nominations for election to the Board of Directors made by a stockholder of the Corporation pursuant to Section 6(c) (ii) of Article I of these By-laws in order to determine compliance with such By-law provision and
(b) to recommend to the Whole Board nominees for election to the Board of Directors to replace those Directors whose terms expire at the annual meeting of stockholders next ensuing.

                             ARTICLE IV - OFFICERS
                             ----------   --------

     Section 1.  Generally.
     ---------   ---------

          (a) The Board of Directors as soon as may be practicable after the annual meeting of stockholders shall choose a Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents, and a Secretary and from time to time may choose such other Officers as it may deem proper. The Chairman of the Board shall be chosen from among the Directors. Any number of offices may be held by the same person.

          (b) The term of office of all Officers shall be until the next annual election of Officers and until their respective successors are chosen, but any Officer may be removed from office at any time by the affirmative vote of two-thirds of the authorized number of Directors then constituting the Board of Directors.

          (c) All Officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such Officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

     Section 2.  Chairman of the Board.
     ---------   ---------------------

     The Chairman of the Board shall, subject to the provisions of these By-laws and to the direction of the Board of Directors, serve in a general executive capacity and, when present, shall preside at all meetings of the Board of Directors. The Chairman of the Board shall perform all duties and have all powers which are commonly incident to the office of Chairman of the Board or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized.

     Section 3.  President and Chief Executive Officer.
     ---------   -------------------------------------

     The President and Chief Executive Officer (the "President") shall have general responsibility for the management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the offices of President and Chief Executive Officer or which are delegated to him or her by the Board of Directors. Subject to the direction of the Board of Directors, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other Officers (other than the Chairman of the Board), employees and agents of the Corporation.

     Section 4.  Vice President.
     ---------   --------------

     The Vice President or Vice Presidents shall perform the duties of the President in his or her absence or during his disability to act. In addition, the Vice Presidents shall perform the duties and exercise the powers usually incident to their respective offices and/or such other duties and powers as may be properly assigned to them by the Board of Directors, the Chairman of the Board or the President. A Vice President or Vice Presidents may be designated as Executive Vice President or Senior Vice President or any such designation as the Board of Directors, Chairman of the Board or President deems appropriate.

     Section 5.  Secretary.
     ---------   ---------

     The Secretary or an Assistant Secretary shall issue notices of meetings, shall keep their minutes, shall have charge of the seal and the corporate books, shall perform such other duties and exercise such other powers as are usually incident to such offices and/or such other duties and powers as are properly assigned thereto by the Board of Directors, the Chairman of the Board or the President.

     Section 6.  Assistant Secretaries and Other Officers.
     ---------   ----------------------------------------

     The Board of Directors may appoint one or more Assistant Secretaries and such other Officers who shall have such powers and shall perform such duties as are provided in these By-laws or as may be assigned to them by the Board of Directors, the Chairman of the Board or the President.

     Section 7.  Action with Respect to Securities of Other Corporations.
     ---------   -------------------------------------------------------

     Unless otherwise directed by the Board of Directors, the President or any Officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation.


                               ARTICLE V - STOCK
                               ---------   -----

     Section 1.  Certificates of Stock.
     ---------   ---------------------

     Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board or the President, and by the Secretary or an Assistant Secretary, or any Treasurer or Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

     Section 2.  Transfers of Stock.
     ---------   ------------------

     Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these By-laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

     Section 3.  Record Date.
     ---------   -----------

     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 4.  Lost, Stolen or Destroyed Certificates.
     ---------   --------------------------------------

     In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

     Section 5.  Regulations.
     ---------   -----------

     The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

                             ARTICLE VI - NOTICES
                             ----------   -------

     Section 1.  Notices.
     ---------   -------

     Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, Director, Officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram or other courier. Any such notice shall be addressed to such stockholder, Director, Officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram or other courier, shall be the time of the giving of the notice.

     Section 2.  Waivers.
     ---------   -------

     A written waiver of any notice, signed by a stockholder, Director, Officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, Director, Officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

                          ARTICLE VII - MISCELLANEOUS
                          -----------   -------------

     Section 1.  Facsimile Signatures.
     ---------   --------------------

     In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-laws, facsimile signatures of any Officer or Officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

     Section 2.  Corporate Seal.
     ---------   --------------

     The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Comptroller or by an Assistant Secretary or an assistant to the Comptroller.

     Section 3.  Reliance upon Books, Reports and Records.
     ---------   ----------------------------------------

     Each Director, each member of any committee designated by the Board of Directors, and each Officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its Officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

     Section 4.  Fiscal Year.
     ---------   -----------

     The fiscal year of the Corporation shall be as fixed by the Board of Directors.

     Section 5.  Time Periods.
     ---------   ------------

     In applying any provision of these By-laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

                           ARTICLE VIII - AMENDMENT
                           ------------   ---------

     The Board of Directors may by a two-thirds vote amend, alter or repeal these By-laws at any meeting of the Board, provided notice of the proposed change is given not less than two days prior to the meeting. The stockholders shall also have power to amend, alter or repeal these By-laws at any meeting of stockholders, provided notice of the proposed change was given in the Notice of the Meeting; provided, however, that, notwithstanding any other provisions of these By-laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock Designation or these By-laws, the affirmative votes of the holders of at least 80% of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provisions of these By-laws.

================================================================================

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary Information on Proposed
 Formation of Stock Holding Company.....................................  (ii)
Introduction............................................................     1
Revocability of Proxies.................................................     1
Voting Securities and Principal
 Holders Thereof........................................................     1
Market Information......................................................     3
Dividend Policy.........................................................     4
Management of the Bank..................................................     5
Proposed Formation of Stock
 Holding Company........................................................     7
Description of Capital Stock
  of Stock Holding Company..............................................    23
Stockholders Proposals..................................................    24
Additional Information..................................................    25
Miscellaneous...........................................................    25

                                ________ SHARES
                                 COMMON STOCK


                           FIDELITY BANKSHARES, INC.



                                 ____________
                                PROSPECTUS AND
                                PROXY STATEMENT
                                 ____________



                            DATED JANUARY __, 1997

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article TENTH of the Registrant's Certificate of Incorporation provides for the following indemnification for Directors and Officers.

               A. Each person who was or is made a party-or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

               B. The right to indemnification conferred Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

               C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

               D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

               E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          The exhibits and financial statements filed as part of this Registration Statement are as follows:

          (a)  Exhibits

               The Index of Exhibits immediately precedes the attached Exhibits.

          (b)  Financial Statements

               Not applicable.

          (c)  Report or Appraisal

               Not applicable.

ITEM 22.       UNDERTAKINGS

          (A)  THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, Florida, on December 10, 1996.

                                           FIDELITY BANKSHARES, INC.


Date: December 10, 1996               By:  /s/ Vince A. Elhilow
                                           -------------------------------------
                                           Vince A. Elhilow
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

          We, the undersigned Directors of Fidelity Bankshares, Inc. severally constitute and appoint Vince A. Elhilow with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Vince A. Elhilow may deem necessary or advisable to enable Fidelity Bankshares, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the offering of Fidelity Bankshares, Inc. Common Stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Vince A. Elhilow shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                        Title                                    Date
     ---------                        -----                                    ----
By: /s/ Vince A. Elhilow           President and                       December 10, 1996
    ----------------------------
    Vince A. Elhilow               Chief Executive Officer


By: /s/ Richard D. Aldred          Executive Vice President            December 10, 1996
    ----------------------------
    Richard D. Aldred              (Chief Financial Officer
                                   and Chief Accounting Officer)

By: /s/ Joseph B. Shearouse, Jr.   Chairman of the Board               December 10, 1996
    ----------------------------
    Joseph B. Shearouse, Jr.


By: /s/ Keith D. Beaty             Director                            December 10, 1996
    ----------------------------
    Keith D. Beaty


By: /s/ F. Ted Brown, Jr.          Director                            December 10, 1996
    ----------------------------
    F. Ted Brown, Jr.


By: /s/ Christopher H. Cook        Director                            December 10, 1996
    ----------------------------
    Christopher H. Cook


By: /s/ Frederic T. De Hon         Director                            December 10, 1996
    ----------------------------
    Frederic T. De Hon

                                 EXHIBIT INDEX

Exhibit
Number         Description of Document
------         -----------------------

2              Agreement and Plan of Reorganization (Exhibit A to Proxy
               Statement)

3.1            Certificate of Incorporation of Fidelity Bankshares, Inc.
               (Exhibit B to Proxy Statement)

3.2            Bylaws of Fidelity Bankshares, Inc. (Exhibit B to Proxy
               Statement)

4              Stock Certificate of Fidelity Bankshares, Inc.

5.1            Opinion of Luse Lehman Gorman Pomerenk & Schick, A
               Professional Corporation regarding legality of securities.

5.2 Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation

10.1           Employment Agreement with Vince A. Elhilow

10.2           Severance Agreement with Richard D. Aldred

10.3           Severance Agreement with Robert Fugate

10.4           Severance Agreement with Joseph Bova

10.5           1994 Stock Option Plans for Outside Directors

10.6           1994 Incentive Stock Option Plan

10.7           Recognition and Retention Plan for Employees

10.8           Recognition Plan for Outside Directors

24.1           Consent of Luse Lehman Gorman Pomerenk & Schick, A
               Professional Corporation (contained in its opinion filed as Exhibit 5.1).

99 Form of proxy to be mailed to shareholders of Fidelity Federal Savings Bank of Florida.